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                                                                    Exhibit 99.1


Contact:       Rick Maslin                          Lila Churney
               Media Relations                      Investor Relations
               (949) 975-3967                       (949) 975-3909

               FLUOR DANIEL TO SELL ITS GTI ENVIRONMENTAL BUSINESS
                                 TO THE IT GROUP

IRVINE, Calif., October 28, 1998 - Fluor Daniel, the principal subsidiary of Fluor Corporation (NYSE:FLR), and Fluor Daniel GTI (NASDAQ:FDGT) announced today that they have entered into an agreement with The IT Group (NYSE:ITX) that will result in the sale of Fluor Daniel GTI (FDGTI), its Massachusetts-based environmental company, to The IT Group (IT). Under terms of the agreement, IT will acquire all outstanding shares in FDGTI for $8.25 per share, in cash, including the 4.4 million shares, or approximately 52 percent, owned by Fluor Daniel. Fluor Corporation will realize $36.3 million in proceeds from the transaction with no material earnings impact.
         Jim Stein, Fluor Daniel president and chief operating officer, said, "We believe that this transaction with IT is in the best interests of Fluor Corporation and its shareholders due to broad-based consolidation in the environmental market."
         Fluor Daniel acquired its stake in FDGTI, formerly Groundwater Technology, Inc., in May 1996, to assist clients in solving problems with contaminated soil, water and air.
         IT (NYSE:ITX) is a leading diversified services company offering a full range of consulting, facilities management and engineering & construction services in the environmental remediation industry. The IT Group's common stock and depositary shares are traded on the New York Stock Exchange under the symbols ITX and ITXpr, respectively.
         FDGTI (NASDAQ:FDGT) is a leading environmental engineering, consulting and remediation firm with 1,200 employees in offices throughout North America, Europe and Australia. The company has been a pioneer in the application of new technologies to provide increasingly cost-effective solutions for contaminated soil and groundwater.
         Fluor Daniel, the principal subsidiary of Fluor Corporation (NYSE:FLR), is a leading engineering, construction, maintenance and diversified services company, with more than 50 offices worldwide.